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September 9, 1997
To Our Shareholders:

    On behalf of the Board of Directors of Vitronics Corporation (the "COMPANY") we wish to inform you that the Company has entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT") dated as of September 3, 1997 with Dover Technologies International, Inc. and its wholly-owned subsidiary, DTI Intermediate, Inc. ("DTI") pursuant to which DTI has today commenced a cash tender offer to purchase all of the outstanding shares of common stock ($0.01 par value per share) of the Company at a price of $1.90 per share net to the seller in cash. Under the Merger Agreement, the offer to purchase will be followed by a merger in which any remaining shares of the Company's common stock will be converted into the right to receive $1.90 per share. Consummation of the offer to purchase and the merger is subject to certain conditions that are more fully described in the enclosed materials.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE OFFER TO PURCHASE AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS AND HAS APPROVED THE OFFER TO PURCHASE AND THE MERGER. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER TO PURCHASE AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave careful consideration to the factors described in the enclosed Schedule 14D-9 that is being filed today with the Securities and Exchange Commission. The Schedule 14D-9 contains important information relating to the offer to purchase and you are encouraged to read it carefully.

    In addition to the enclosed Schedule 14D-9, also enclosed is the fairness opinion of Scott-Macon Securities, Inc., DTI's Offer to Purchase dated September 9, 1997, together with related materials, including a Letter of Transmittal, to be used for tendering your shares if you wish to do so. These documents state the terms of the offer to purchase and provide instructions as to how to tender your shares. We urge you to read these documents carefully before making your decision as to whether to tender your shares pursuant to the Offer to Purchase.

                                          FOR THE BOARD OF DIRECTORS
                                          James J. Manfield, Jr.
                                          President and Chief Executive Officer